Exhibit 16.1

July 18, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read GrabAGun Digital Holdings Inc. (legal successor of Colombier Acquisition Corp. II and GrabAGun Digital Holdings Inc. and Subsidiary) statements included under Item 4.01 of its Form 8-K dated July 18, 2025. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on July 16, 2025. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York